                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*


                                STEPAN COMPANY
                            ----------------------
                                (Name of Issuer)

                         5 1/2% Convertible Preferred
                    --------------------------------------
                        (Title of Class of Securities)

                                  858586-20-9
                              ------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_] (A fee is not required only if the filing person; (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of seurities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              ----------------------
  CUSIP NO. 858586-20-9              13G                PAGE 2 OF 4 PAGES
-------------------------                              ----------------------


------------------------------------------------------------------------------
      NAME  OF REPORTING PERSONS
 1    S.S.or I.R.S. DENTIFICATION NO. OF ABOVE PERSON

      MARY LOUISE WEHAM

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            89,684

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             89,684

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      89,684
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      INDIVIDUAL

------------------------------------------------------------------------------

Item 1 (a)    Name of Issuer:
              Stepan Company

Item 1 (b)    Address of Issuer's Principal Executive Offices:
              22 West Frontage Road
              Northfield, Illinois 60093

Item 2 (a)    Name of Person Filing:
              See Item 1 of cover page

Item 2 (b)    Address of Principal Business Office or, if none, Residence:
              Stepan Company
              22 West Frontage Road
              Northfield, Illinois 60093

Item 2 (c)    Citizenship:
              See item 4 cover page

Item 2 (d)    Title of Class of Securities:
              5 1/2 percent Convertible Preferred

Item 2 (e)    CUSIP Number:
              858586-20-9

Item 3        Ownership

              (a) Amount beneficially owned:
                  See Item 9 of cover page

              (b) Percent of Class:
                  See Item 11 of cover page

              (c) Number of shares as to which such person has:
                  (i)    Sole power to vote or to direct the vote
                         See Item 5 of cover page

                  (ii) Shared power to vote or to direct the vote - See Item 6 of cover page

                  (iii) Sole power to dispose or to direct the disposition of See Item 7 of cover page

                  (iv)  Shared power to dispose or to direct the disposition of:
                        See Item 8 of cover page

Item 5   Ownership of five percent or less of a class.

         Not applicable

Item 6   Ownership of more than five percent on behalf of another person:

         Not applicable

Item 7 Identification and classification of the subsidiary which acquire the security being reported on by the parent holding company:

         Not applicable

Item 8   Identification and classification of members of the group.

         Not applicable

Item 9   Notice of dissolution of group:

         Not applicable

Item 10  Certification:

         Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2000                       /s/
----------------------                  -----------------------------------
Dated                                   Signature


                                        Mary Louise Wehman
                                        -----------------------------------
                                        Name